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                                                                  EXHIBIT 10.10

                           TEVCO SALES INCENTIVE PLAN


                                   ARTICLE I
                           ESTABLISHMENT AND PURPOSE

         1.1 Establishment of the Plan. Transco Energy Ventures Company (the "Company") hereby establishes the TEVCO Sales Incentive Plan (the "Plan") as of May 1, 1993, the terms and provisions of which are set forth below.

         1.2     Purposes. The purposes of the Plan are to:

                 (a) Focus Participants, both as a team and individually, on achieving the maximum value for Transco on the Sale of the Company, thus benefiting Transco's shareholders; and

                 (b) Enhance the Company's ability to retain its key employees through the Sale of the Company.


                                   ARTICLE II
                                  DEFINITIONS

         2.1 Definitions. Whenever used herein, the following capitalized terms shall have the meanings set forth below, unless expressly otherwise provided.

          (a) "AWARD PERCENTAGE" refers to a Participant's designated percentage of the Sales Pool.

          (b) "CAUSE" refers to the termination of an employee's employment by Transco or an Affiliate due to (i) the willful and continued failure for a period of 30 days by the employee to perform substantially all of the employee's duties with his employer, following a demand by Transco or his employer for substantial performance of his duties, which demand specifies the manner in which the employee has not performed his duties, other than any such failure resulting from the employee's incapacity due to physical or mental illness, or (ii) the willful engaging by the employee in gross misconduct materially and demonstrably injurious to his employer. For purposes of this subparagraph, an act or failure to act on the employee's part shall be considered "willful" if done or omitted to be done by the employee other than in good faith and without reasonable belief that the employee's action or omission was in the best interest of his employer.

          (c) "COMMITTEE" refers to the Compensation Committee of the Board of Directors of Transco.

          (d) "COMPANY" refers to Transco Energy Ventures Company, a Delaware corporation, and any successor thereto.

          (e) "EMPLOYEE" refers to a regular or part-time regular employee of the Company or a Subsidiary.
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          (f)    "FINAL AWARD" refers to (i) the amount payable to the
     Participant with respect to the Sales Pool, which amount shall include his Retention Bonus, or (ii) if a Sales Pool is not created by the Sale of the Company (or the Sale of the Company has not occurred and the Plan is terminated), the Participant's Retention Bonus amount, whichever is applicable.

          (g) "NET PROCEEDS" refers to the excess, if any, of (i) the cash and the fair market value of any property other than cash, as determined by the investment bankers retained by Transco, received on the Sale of the Company (together, the "Gross Proceeds") over (ii) the sum of (1) $120 million, (2) the accounting, legal and investment bankers fees and expenses and the costs of any environmental audits, base line studies or similar environmental matters incurred in connection with the Sale of the Company, as determined by Transco in good faith, and (3) all applicable taxes (federal, state and other) that are anticipated to be payable with respect to the Adjusted Sales Proceeds, as estimated by Transco in good faith, and, where appropriate, determined as part of Transco's consolidated federal income tax return. The Adjusted Sales Proceeds shall be the excess, if any, of the Gross Proceeds over the sum of items (ii)(1) and (2) above.

          (h) "PARTICIPANT" refers to an Employee whose participation in the Plan is approved by the Committee.

          (i) "PRESIDENT OF THE COMPANY" refers to the person who held that position on April 1, 1993.

          (j) "RETENTION BONUS" refers to the bonus established for a Participant by Transco pursuant to Section 4.1, if he or she remains a Participant through the Sale of the Company.

          (k) "SALE OF THE COMPANY" refers to the closing date of the sale or other disposition of (i) more than 50% of the total combined voting power of all classes of Company stock, if, on such sale or disposition, Transco ceases to have effective control of the Company's daily operations; or (ii) substantially all of the power projects of the Company and its Subsidiaries and substantially all of the other assets of the Company (which includes the stock of the Subsidiaries) and its Subsidiaries ("Asset Sale"). Whether and when, an Asset Sale has occurred shall be determined in good faith by Transco.

          (l)    "SALES POOL" refers to 6% of the Net Proceeds.

          (m) "SUBSIDIARY" refers to any subsidiary of the Company within the meaning of Section 424(f) of the Code.

          (n) "TRANSCO" refers to Transco Energy Company, a Delaware corporation, and any successor thereto.


                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

         3.1 Participation. The President of the Company shall designate in writing the Employees who are to be Participants, subject to the approval of the Committee.





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                                   ARTICLE IV
                              AWARD DETERMINATION

         4.1 Awards. The President of the Company shall establish an Award Percentage and a Retention Bonus amount for each Participant, subject to the approval of the Committee, which shall be furnished in writing to the Participant upon his or her designation as a Participant in the Plan. The Award Percentage shall be coordinated with the Retention Bonus so that the Retention Bonus amount is a "floor" payment, but it is not to be paid in addition to the Award Percentage amount. The total of all Award Percentages shall not exceed 100%.

         4.2 Decision Not to Sell. If Transco gives written notice to the Participants that it has abandoned its efforts to effect the Sale of the Company, each Employee who is a Participant on that date shall be automatically 100% vested in his Retention Bonus amount on that date.

         4.3 Form and Timing of Payments. Payment of the Final Awards shall be made by Transco by cheek as soon as is reasonably practicable following the termination of the Plan.


                                   ARTICLE V
                           TERMINATION OF EMPLOYMENT

         5.1 Termination For Cause. In the event that a Participant's employment with Transco and its Affiliates is terminated for Cause on or prior to the Sale of the Company, the Participant shall not receive a Final Award.

         5.2 Involuntary Termination. In the event that a Participant's employment with Transco and its Affiliates is involuntarily terminated by Transco or an Affiliate prior to the termination of the Plan, the Participant shall be entitled to receive a Final Award upon the termination of the Plan.

         5.3 Other Terminations. In the event that a Participant's employment with Transco and its Affiliates terminates prior to the Sale of the Company for any reason not covered in Section 5.1 or 5.2 above, including, without limitation, due to death, retirement or disability, the Participant shall not be entitled to receive a Final Award, unless, and to the extent, Transco in its sole discretion waives this provision with respect to the Participant.


                                   ARTICLE VI
                                OTHER PROVISIONS

         6.1 Plan Termination. The Plan shall automatically terminate on the Sale of the Company, the date the Company gives written notice to the Participants that it has abandoned its efforts to effect the Sale of the Company, or December 31, 1994, whichever occurs first; however, such termination shall not alter the rights, if any, of the Participants existing at the date of such Plan termination.

         6.2 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Texas, without regard for principles of conflict of laws.





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         6.3     Withholding Taxes. Transco shall have the right to deduct from all payments under this Plan any federal, state, local or other taxes required by law to be withheld with respect to such payments.

         6.4 Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries who are to receive any Final Awards in the event of the Participant's death prior to the payment of the same. All designations shall be in writing and shall be effective only if and when delivered to Transco during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his beneficiary or beneficiaries by a written instrument delivered to Transco.

         In the event a Participant shall not designate a beneficiary or beneficiaries as discussed above, or if for any reason such designation shall be ineffective, the payment that otherwise would have been paid to such Participant shall be paid to the Participant's contingent beneficiary or contingent beneficiaries, if such be effectively designated, or if not so designated, to the Participant's estate.

         6.5 Employment. Nothing in this Plan nor any action taken by the Company, Transco, or the Committee under the provisions hereof shall be construed as a contract of employment between the Company or a Subsidiary and an Employee or interfere with or limit in any way the right of the Company or a Subsidiary to terminate any such Employee's employment at any time, nor confer upon any such Employee any right to continue in the employ of the Company or a Subsidiary.

         6.6 Nontransferability. Except for the designation of beneficiaries pursuant to Section 6.4 hereof, no right or interest of any Participant under this Plan shall be assignable or transferable, pledged or encumbered in any manner, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.

         6.7 Plan Amendment. Transco may, in its sole discretion, amend this Plan in whole or in part at any time, but no such amendment may adversely reduce the rights of the Participants under the Plan.


                                  ARTICLE VII
                           ADMINISTRATION OF THE PLAN

         7.1 Administration. The good faith determination of the Committee or Transco as to any disputed question arising under this Plan, including, without limitation, questions of construction and interpretation, shall be final, binding and conclusive upon all persons. Any person who accepts participation in the Plan hereby agrees to be bound by all of the terms of the Plan and to accept as final, binding and conclusive the determinations of the Committee or Transco made in good faith.

         7.2 Limitation of Liability. The Committee, Transco, and any other person acting under the direction of either of the foregoing, shall not be liable for any act or failure to act hereunder, except for gross negligence or fraud, and the Company shall indemnify the Committee, Transco and such other persons against all expenses, fines, judgments, and/or penalties incurred in connection with any claim or proceeding seeking to impose such liability; provided, however, nothing herein shall limit the ability of any person to enforce the other provisions of this plan.





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